Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Exascale Labs Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Exascale Labs Inc. (the “Company”) and its subsidiary as of June 30, 2025 and 2026, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2026, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2026, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, Texas
September 28, 2026

EXASCALE LABS INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2025 AND 2026

(All amounts in US$, except for number of shares)

	As of June 30,
	2025	2026
ASSETS
Current Assets
Cash and cash equivalents	$4,231,689	$2,693,586
U.S. Dollar Coin	-	2,160,746
Accounts receivable, net	152,536	1,107,210
Advance to suppliers	1,030,761	112,343
Refundable deposits receivable	681,125	450,000
Other receivables	1,207,626	-
Total Current Assets	7,303,737	6,523,885

Non-Current Assets
Deferred offering costs	-	190,000
Equipment, net	19,600	12,840
Total Non-Current Assets	19,600	202,840
Total Assets	$7,323,337	$6,726,725

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$90,015	$916,422
Simple agreements for future equity	18,243,885	29,121,268
Contract liabilities	432,760	1,070,378
Refundable deposits payable	1,445,580	359,481
Other current liabilities	107,481	417,951
Total Current Liabilities	20,319,721	31,885,500
Total Liabilities	$20,319,721	$31,885,500

Commitments and contingencies (Note 14)

Shareholders’ Deficit
Common stock (US$0.01 par value per share; 1,500 shares authorized; 1,500 shares issued and outstanding as of June 30, 2025)	$15	$-
Class A common stock (US$0.01 par value per share; 303 shares authorized; 303 shares issued and outstanding as of June 30, 2026)	-	3
Class B common stock (US$0.01 par value per share; 1,197 shares authorized; 1,197 shares issued and outstanding as of June 30, 2026)	-	12
Additional paid-in capital	220,636	220,636
Accumulated deficit	(13,217,035)	(25,379,426)
Total Shareholders’ Deficit	$(12,996,384)	$(25,158,775)
Total Liabilities and Shareholders’ Deficit	$7,323,337	$6,726,725

The accompanying notes are an integral part of these consolidated financial statements.

EXASCALE LABS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS FOR THE YEARS ENDED JUNE 30, 2025 AND 2026

(All amounts in US$, except for number of shares, and per share data)

	For the years ended June 30,
	2025	2026
Revenues	$7,015,512	$14,822,799
Cost of revenues	(5,910,315)	(12,404,546)
Gross profit	1,105,197	2,418,253

Operating expenses
Selling and marketing expenses	(989,155)	(499,392)
General and administrative expenses	(362,982)	(1,229,516)
Research and development expenses	(2,797,906)	(5,490,185)
Total operating expenses	(4,150,043)	(7,219,093)
Loss from operations	(3,044,846)	(4,800,840)
Change in fair value of simple agreements for future equity	(4,614,821)	(7,377,383)
Other income	-	15,832
Loss before income tax expenses	(7,659,667)	(12,162,391)
Income tax expenses	-	-
Net loss and total comprehensive loss	$(7,659,667)	$(12,162,391)

Loss per share
Basic and diluted	$(5,106.44)	$(8,108.26)

Weighted average number of shares used to compute loss per share
Basic and diluted	1,500	1,500

The accompanying notes are an integral part of these consolidated financial statements.

EXASCALE LABS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ DEFICIT FOR THE YEARS ENDED JUNE 30, 2025 AND 2026

(All amounts in US$, except for number of shares)

	Common stock		Class A common stock		Class B common stock		Additional paid-in	Accumulated	Total shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance as of June 30, 2024	1,500	$15	-	$-	-	$-	$67,370	$(5,557,368)	$(5,489,983)
Net loss	-	-	-	-	-	-	-	(7,659,667)	(7,659,667)
Share-based compensation	-	-	-	-	-	-	153,266	-	153,266
Balance as of June 30, 2025	1,500	$15	-	$-	-	$-	$220,636	$(13,217,035)	$(12,996,384)
Re-designation of authorized common stock	(1,500)	(15)	303	3	1,197	12	-	-	-
Net loss	-	-	-	-	-	-	-	(12,162,391)	(12,162,391)
Balance as of June 30, 2026	-	$-	303	$3	1,197	$12	$220,636	$(25,379,426)	$(25,158,775)

The accompanying notes are an integral part of these consolidated financial statements.

EXASCALE LABS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2026

(All amounts in US$)

	For the years ended June 30,
	2025	2026
Cash flows from operating activities:
Net loss	$(7,659,667)	$(12,162,391)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of equipment	6,234	6,760
Share-based compensation	153,266	-
Change in fair value of simple agreements for future equity	4,614,821	7,377,383
Allowance for credit losses	-	38,022
Other operating activities settled in digital assets and U.S. Dollar Coin	-	(567,267)
Changes in operating assets and liabilities:
Accounts receivable	(29,204)	(992,696)
Advance to suppliers and prepaid expense	(750,264)	918,418
Refundable deposits receivable	(571,125)	231,125
Other receivables	1,709,568	1,707,626
Accounts payable	(38,025)	826,407
Contract liabilities	337,434	637,618
Refundable deposits payable	1,222,375	(1,086,099)
Other current liabilities	(6,212)	310,470
Net cash used in operating activities	$(1,010,799)	$(2,754,624)

Cash flows from investing activities:
Purchase of equipment	(2,138)	-
Proceeds from sale of digital assets and U.S. Dollar Coin	-	1,406,521
Net cash (used in) provided by investing activities	$(2,138)	$1,406,521

Cash flows from financing activities:
Payment for deferred offering costs	-	(190,000)
Proceeds from simple agreements for future equity	4,275,000	-
Net cash provided by (used in) financing activities	$4,275,000	$(190,000)
Net change in cash and cash equivalents	3,262,063	(1,538,103)
Cash and cash equivalents at the beginning of year	969,626	4,231,689
Cash and cash equivalents at the end of year	$4,231,689	$2,693,586

Supplementary Information:
Income tax paid	$-	$800
Interest expense paid	$-	$-

Supplemental schedule of non-cash financing activities:
Investment proceeds received by an employee on behalf of the Company from SAFEs investors	$32,500	$500,000
Investment proceeds received through U.S. Dollar Coin from SAFEs investors	$-	$3,000,000

The accompanying notes are an integral part of these consolidated financial statements.

EXASCALE LABS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in US$, except for number of shares and per share data)

1. Organization and principal activities

On June 1, 2022, Exascale Labs Inc. (the “Company”) was formally incorporated in the State of Delaware. In accordance with the Company’s Certificate of Incorporation, the total authorized share capital of the Company consists of 1,500 shares of common stock, with a par value of $0.01 per share, all of which are of one class. The governance structure of the Company stipulates that the business and affairs of the Company shall be managed by or under the direction of its board of directors.

On December 16, 2025, the Company incorporated its wholly-owned subsidiary, Evana Alpha Pte. Ltd., in Singapore. The Company subscribed for all 1,000 ordinary shares of the subsidiary, with a total issued share capital of Singapore Dollars 1,000. The subsidiary’s principal business activity is information technology consultancy (excluding cybersecurity).

The Company is a next-generation artificial intelligence (“AI”) infrastructure provider operating an asset-light, software-defined graphics processing unit (“GPU”) compute platform and related AI infrastructure solutions. The Company’s core business includes GPU as a Service (“GaaS”), through which it provides reserved and on-demand access to high-performance GPU compute capacity sourced from third-party data centers globally, as well as GPU cluster management and optimization services for artificial intelligence data center (“AIDC”) operators. In addition, the Company has developed certain modular data center, high-density liquid cooling, high-voltage direct current (“HVDC”) power, data center interconnectivity and energy storage solutions that are designed to address deployment bottlenecks in AI infrastructure and that the Company believes are ready for commercial engagement in future. The platform is purpose-built for large-scale AI workloads, including large language model (“LLM”) training, fine-tuning, and high-concurrency inference.

In January 2026, the Company adopted an Amended and Restated Certificate of Incorporation, which established a dual-class common stock structure. Under this new structure, the Company’s equity is divided into 303 shares of Class A common stock and 1,197 shares of Class B common stock, which are entitled to one (1) vote and twenty (20) votes per share, respectively. Despite the differential in voting power, Class A common stock and Class B common stock rank pari passu in all other respects, sharing ratably in dividends and any distributions upon liquidation. Furthermore, all outstanding Simple Agreements for Future Equity (“SAFEs”) are designated to convert or settle exclusively into Class A common stock.

On January 11, 2026, D. Boral ARC Acquisition I Corp., a British Virgin Islands business company (“BCAR”) entered into an Agreement and Plan of Merger (the “Business Combination Agreement”), with D. Boral ARC Merger Corporation, a Delaware corporation and a wholly owned subsidiary of BCAR (“PubCo”), D. Boral Arc Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of BCAR (“Merger Sub”), and the Company.

On August 27, 2026 (the “Closing Date”), PubCo consummated the transactions contemplated by the Business Combination Agreement (the “Business Combination”). PubCo changed its name from “D. Boral ARC Merger Corporation” to “Exascale Labs Holdings Inc”. Upon the closing of the Business Combination, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of PubCo. The Company’s former securityholders received an aggregate of 19,354,261 PubCo Class A common stock and 30,645,739 PubCo Class B common stock, representing aggregate merger consideration of $500.0 million based on a deemed value of $10.00 per share. The Class B common stock have 20 votes per share, while the Class A common stock have one vote per share.

The Business Combination was accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer and BCAR identified as the accounting acquiree for financial reporting purposes (De-SPAC transaction).

As of the Closing Date and following the completion of the Business Combination, PubCo had approximately 64,334,789 shares of PubCo Common Stock issued and outstanding, consisting of approximately 33,689,050 PubCo Class A common stock and 30,645,739 PubCo Class B common stock. In addition, as of the Closing Date, PubCo had 14,099,992 warrants issued and outstanding, each whole warrant entitling the holder thereof to purchase one share of PubCo Class A common stock at an exercise price of $11.50 per share.

2. Summary of significant accounting policies

a. Going concern

As of June 30, 2026, the Company had cash and U.S. Dollar Coin (“USDC”) of $4.9 million and current liabilities of $31.9 million. For the years ended June 30, 2025 and 2026, the Company used $1.0 million and $2.8 million in operating activities. The Company incurred net losses of $7.7 million and $12.2 million for these respective periods. Since inception, the Company has incurred recurring net losses from operations and negative cash flows from operating activities. As of June 30, 2026, the Company had an accumulated deficit of $25.4 million. These factors raised substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these consolidated financial statements were issued.

On August 27, 2026, the Company consummated the Business Combination. Upon the closing of the Business Combination, all outstanding SAFEs of the Company were converted into PubCo Class A common stock in accordance with their terms, eliminating SAFE liabilities that totaled approximately $29.1 million as of June 30, 2026. In connection with the closing of the Business Combination, the Company obtained access to cash proceeds of approximately $11.8 million retained from the Business Combination. In addition, between July 1, 2026 and August 27, 2026, an investor provided the Company with $1.0 million in the form of a SAFE, which was also converted into PubCo Class A common stock upon the closing of the Business Combination.

Management has prepared a cash flow forecast covering the twelve-month period following the date that these consolidated financial statements are issued. The forecast considers the liquidity provided by the De-SPAC transaction, conversion of SAFE instruments on the closing of the Business Combination, as well as management’s operating plans and expectations, including the Company’s continued focus on expanding its market presence and developing client relationships to drive revenue growth and managing operating expenses, with the objective of improving cash flows from operations over time.

Based on this forecast, management believes that the Company will have sufficient liquidity to fund its ongoing operations and anticipated working capital requirements for a period of at least twelve months after the date that these consolidated financial statements are issued. Accordingly, management has concluded that the substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

These consolidated financial statements have been prepared on a going concern basis, and no adjustments are required to the carrying amounts or classification of assets and liabilities in the financial statements.

b. Basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

2. Summary of significant accounting policies (Continued)

c. Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing the consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates under different assumptions or conditions. Significant accounting estimates include recognition and measurement of SAFEs notes, recognition and measurement of the allowance for expected credit losses, deferred tax assets and valuation allowance.

d. Fair value measurements

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs).

The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the years ended June 30, 2025 and 2026. The carrying amount of cash and cash equivalents, accounts receivable, refundable deposits receivable, other receivables, accounts payable, refundable deposits payable and other current liabilities approximated their fair values as of June 30, 2025 and 2026. For the years ended June 30, 2025 and 2026, the Company carried SAFEs and digital assets at their fair value (see Note 4-Fair Value Measurements for fair value information).

e. Functional currency

The accompanying consolidated financial statements are presented in the United States dollar (“US$”). The functional currency of the Company and its subsidiary is the US$.

All transactions are measured and recorded in the Company’s functional currency.

f. Cash and cash equivalents

The Company considers all highly liquid investments instruments purchased with a maturity period of three months or less to be cash or cash equivalents. The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents approximate their fair value. As of June 30, 2025 and 2026, the Company does not have any cash equivalents.

2. Summary of significant accounting policies (Continued)

g. Crypto assets

The Company’s crypto assets classified in current assets are held primarily for use in the ordinary course of business which is expected to be actively utilized or converted within the normal operating cycle and such crypto assets can be sold in a highly liquid marketplace. During the year ended June 30, 2026, the Company only held crypto assets of Tether USD (“USDT”) and USDC, which are principally funded by SAFE investors and as a form of collection from revenue transactions. The Company’s crypto assets are held with a qualified third-party custodian who provide secure storage and safeguarding of the Company’s crypto assets.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars and is accounted for as a financial instrument in the consolidated balance sheets.

Crypto assets other than USDC

On December 13, 2023, the FASB issued ASU 2023-08, which addresses the accounting and disclosure requirements for certain cryptocurrencies. The new guidance requires entities to subsequently measure certain cryptocurrencies at fair value, with changes in fair value recorded in net income in each reporting period. The Company applied the ASU since its holding of crypto assets in December 2025.

Digital assets that are received as noncash consideration in the Company’s revenue arrangements and paid in purchases of professional service and others are presented as cash flows from operating activities in other operating activities settled in digital assets and USDC. Digital assets that are received in the Company’s revenue arrangements and sold for cash within seven days are presented as cash flows from operating activities, while other digital asset activity held longer than seven days is reflected as cash flows from investing activities under disposal of digital assets and USDC held in the consolidated statements of cash flows. The Company presents crypto assets other than USDC separately from other intangible assets and USDC, recorded as digital assets on the consolidated balance sheets.

For the year ended June 30, 2026, the Company recorded receipt and disbursement of digital assets amounted to $991,601 and $991,601, respectively, which resulted in an ending balance of nil. The Company’s balances related to digital assets and stablecoins during the period included USDT and USDC, both of which are USD-pegged stablecoins. No fair value gain or loss on digital assets was recognized for the year ended June 30, 2026 considering the low volatility in the fair value of digital assets during the year ended June 30, 2026.

h. Expected credit loss and accounts receivable

The Company adopted Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) 326 “Financial Instruments — Credit Losses” (“ASC 326”) on July 1, 2023.

The Company’s accounts receivable are within the scope of ASC 326. ASC 326 introduces an approach based on expected credit losses on financial assets at amortized cost. Upon adoption of ASC 326, the Company estimates the expected credit losses for accounts receivable using the roll-rate method on a collective basis when similar risk characteristics exist. Expected credit losses are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

2. Summary of significant accounting policies (Continued)

h. Expected credit loss and accounts receivable (Continued)

Accounts receivable represents those receivables derived in the ordinary course of business, net of an allowance for any potentially uncollectible amounts. The Company makes estimates of expected credit and collectability trends for the allowance for credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions that may vary by geography, customer-type, or industry sub-vertical, and other factors that may affect its ability to collect from customers.

Although the Company has historically not experienced significant credit losses, they may experience increasing credit loss risks from accounts receivable in future periods if its customers are adversely affected by economic pressures or uncertainty associated with local or global economic recessions, or other customer-specific factors, and actual experience in the future may differ from their past experiences or current assessment.

i. Deferred offering costs

The Company follows the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, and other professional expenses incurred through the balance sheet date that are directly related to the intended De-SPAC Transaction. These costs will be charged to shareholders’ equity, netted against the proceeds, upon the completion of the Business Combination. Should the transaction prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statements of operations and comprehensive loss. As of June 30, 2025 and 2026, the Company deferred nil and $190,000 of transaction costs, respectively.

j. Advance to suppliers

Advance to suppliers represent prepayments made to vendors in connection with the purchase of services. Advance is recorded at the amount paid and are classified as current assets when the related services are expected to be received within one year or the normal operating cycle.

k. Refundable deposits receivable

Refundable deposits receivable mainly represents security deposits and refundable cooperation deposits paid to suppliers and business partners that are contractually recoverable upon the completion of services. These amounts are recorded as assets when paid, generally at the amount paid. Deposits expected to be recovered within one year are classified as current; otherwise, they are classified as non-current. Allowance should be assessed under CECL, and write off when not recoverable. The Company evaluates the credit risk of refundable deposits receivable and recognizes an allowance for credit losses based on the current expected credit losses (“CECL”) model. Specific balances are written off when they are deemed uncollectible and all collection efforts have been exhausted. As of June 30, 2025 and 2026, no allowance for credit losses was recorded.

l. Other receivables

Other receivables represent funds temporarily held in trust by an employee acting as the Company’s behalf. As of June 30, 2025 and 2026, the balance were $1,207,626 and nil, respectively, primarily comprising proceeds from SAFEs agreements received via the employee and net of payments made to designated suppliers at the Company’s direction.

m. Equipment, net

Equipment, net is stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of three or five years, depending on the asset category.

2. Summary of significant accounting policies (Continued)

n. Refundable deposits payable

Refundable deposits payable represent security payments received from a third party and customers, which are required for certain intelligent computing power service arrangements. As of June 30, 2025 and 2026, the balances were $1,445,580 and $359,481, respectively.

o. Impairment of long-lived assets

The Company reviews its long-lived assets, equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated from the use of the asset and its eventual disposition. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the impaired assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. There was no impairment of long-lived assets for the years ended June 30, 2025 and 2026.

p. Simple agreements for future equity

SAFEs issued by the Company are freestanding financial instruments. As they contain certain redemption or liquidation features that may require the Company to settle the obligation in cash upon the occurrence of defined events (e.g., a change of control or dissolution), the instruments create an obligation that meets the definition of a liability. Accordingly, the SAFEs are classified in their entirety as liabilities on the consolidated balance sheets.

These liabilities are measured at fair value upon initial recognition and are subsequently remeasured at fair value at each reporting date. All changes in their fair value are recognized in the consolidated statement of operations and comprehensive loss in the period in which they occur.

q. Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The five-step model defined by ASC 606 requires the Company to (i) identify its contracts with clients, (ii) identify its performance obligations under those contracts, (iii) determine the transaction prices of those contracts, (iv) allocate the transaction prices to its performance obligations in those contracts, and (v) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

The Company reports all of its revenues on a gross basis. This determination is based on the Company’s assessment that it is the principal in its revenue arrangements. The Company controls the service delivery platform and infrastructure before the service is provided to the customer. It is primarily responsible for fulfilling the service promise, has discretion in setting prices, and assumes the credit risk associated with the customer receivable.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Pursuant to ASC 606, the Company recognizes revenue based on the transaction price, which is the amount of consideration it expects to be entitled to exchange for transferring services to customers. For Intelligent Computing Power Services, contract consideration is generally fixed and is typically stated as a fixed monthly fee determined by (i) the contractually specified number of GPUs (capacity) and (ii) the service period. Accordingly, the transaction price is generally the fixed contractual amount. The Company recognizes revenue over time as the services are provided throughout the contract term. The Company offers payment terms ranging from 0 to 6 months, depending on customers’ credit profiles and service requirements.

2. Summary of significant accounting policies (Continued)

q. Revenue recognition (Continued)

The Company does not provide warranties for its services and does not offer service-type warranty arrangements.

The following is a description of the principal activities of the Company from which the Company generates its revenue under ASC 606.

(i)	Revenue for intelligent computing power service

The Company leverages its expertise in high-performance computing and cloud-native architectures to build and operate stable, efficient, and scalable GPU computing platforms through modular data center design and liquid cooling technology. The Company uses these platforms to provide computing resources for large-scale AI training, model inference, and high-performance scientific computing to commercial enterprise clients with substantial GPU computing requirements. Supporting services include GPU server environment deployment, cluster scheduling and performance optimization, high-speed network interconnection, real-time monitoring and intelligent alerting systems, as well as industry-compliant security and regulatory assurance.

The Company accounts for the above promises as a single performance obligation because they are highly integrated and not separately identifiable in the context of the contract. The Company provides an integrated, managed GPU computing platform in which computing capacity, deployment/configuration, scheduling, networking, monitoring, and security/compliance are interdependent and together deliver a single combined service—continuous access to a functioning and secured platform over the contractual term.

The Company provides intelligent computing power services under two pricing models: (i) reserved capacity arrangements and (ii) on-demand (pay-as-you-go) arrangements. The following table presents revenue recognized during the period by arrangement type:

	For the years ended June 30,
	2025	2026
Reserved capacity arrangements	$6,501,569	$14,652,429
On-demand arrangements	44,680	12,508
Total	$6,546,249	$14,664,937

Reserved capacity arrangements

The Company enters into reserved capacity arrangements, which generally provide committed intelligent computing power services for a defined service term ranging from 3 months to 3 years, with the majority of such arrangements having a one-year term. These contracts typically are non-cancelable, or may be canceled only under limited conditions with early notifications required. Payment terms generally range from 0-6 months upon the completion of services, and certain arrangements require prepayments. Any prepayments are recorded as contract liabilities and recognized over the service term.

The performance obligation is satisfied over time because the customer simultaneously receives and consumes the benefits. Revenue is recognized using a time-elapsed output method over the contractual service period.

2. Summary of significant accounting policies (Continued)

q. Revenue recognition (Continued)

On-demand (pay-as-you-go) arrangements

The Company provides customers with on-demand access to intelligent computing power and GPU resources under pay-as-you-go model which requires advance payment. Customer advances are recorded as contract liabilities and recognized as revenue over the time during the provision of related services underlying the contract term. The revenue is recognized over time because the customer can simultaneously receive and consume the benefits during the service period. These arrangements generally do not include a fixed contractual term or minimum usage commitments.

(ii)	Revenue from comprehensive data center service

The Company leverages its project experience in infrastructure management, cluster optimization, and system monitoring to provide full-cycle operational support to data center asset owners. Services encompass facility environment deployment, network architecture implementation, security and compliance system development, daily operational monitoring, and emergency fault response. Revenue is recognized over time because the Company’s services are performed throughout the contract term and the customer benefits as the services are provided.

For the years ended June 30, 2025 and 2026, $7,015,512 and $14,822,799 of the revenue of the Company was recognized over time, respectively.

Revenue disaggregated by service lines for the years ended June 30, 2025 and 2026 was disclosed in the table below:

	For the years ended June 30,
	2025	2026
Revenue from intelligent computing power service	$6,546,249	$14,664,937
Revenue from comprehensive data center service	469,263	157,862
Total	$7,015,512	$14,822,799

r. Contract liabilities

The Company receives advance payments from its customers for services to be provided in the future. These payments are recorded as contract liabilities on the balance sheet within “Contract liabilities”.

Contract liabilities are recognized when consideration is received from a customer prior to the Company satisfying its related performance obligations. For these service contracts, the Company recognizes revenue, and reduces the contract liabilities, over time as the services are rendered and the performance obligations are satisfied. Revenue recognized during the years ended June 30, 2025 and 2026 that was included in the contract liability balance at the beginning of the year was $95,326 and $392,152, respectively.

s. Cost of revenues

The Company’s cost of revenues primarily includes computing power service, professional service fees and staff costs and employee benefits. All the cost of revenues are recognized in the period in which the related services occur or the benefits are received.

2. Summary of significant accounting policies (Continued)

t. Selling and marketing expenses

The Company’s selling and marketing expenses primarily include: (i) advertising and promotion expenses, (ii) staff costs, employee benefits and share-based compensation, and (iii) travel and other routine office expenses. All expenses are recognized in the period in which the related services occur or the benefits are received. The Company expenses advertising costs as incurred, and for the years ended June 30, 2025 and 2026, the Company incurred advertising and promotion expenses of $157,388 and $80,910, respectively.

u. Research and development expenses

The Company’s research and development expenses mainly consist of software development outsourcing service fees, server cost, staff costs and employee benefits, and testing expenses.

v. General and administrative expenses

The Company’s general and administrative expenses mainly consist of staff costs and employee benefits, professional service fees, depreciation expenses and other operating expenses.

w. Other income

The Company safeguards its USDC through a third-party custodian. The Company’s other income represents the yield of USDC the Company earned through participation in a third-party custodian service.

x. Income tax

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their consolidated financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

y. Capital structure

The Company is authorized to issue 1,500 shares of common stock of $0.01 par value each. As of June 30, 2025, there were 1,500 shares issued and outstanding.

Pursuant to the resolution of the board of directors on January 8, 2026, the authorized share capital of 1,500 shares of common stock was re-designated to 303 shares of Class A common stock and 1,197 shares of Class B common stock. Holders of Class A common stock and Class B common stock have the same rights, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote; and each share of Class B common stock is entitled to twenty votes and is convertible into one share of Class A common stock at any time by the holder thereof and upon transfer by the holder thereof other than certain permitted transfers. Class A common stock are not convertible into Class B common stock under any circumstances. Furthermore, all outstanding warrants, options, SAFEs and other convertible securities are designated to convert or settle exclusively into Class A common stock.

As of June 30, 2026, there were 303 shares of Class A common stock and 1,197 shares of Class B common stock outstanding.

2. Summary of significant accounting policies (Continued)

z. Share-based compensation

The Company grants share options of the Company to eligible employees and non-employees. The Company accounts for share-based awards issued to employees and non-employees in accordance with ASC Topic 718 Compensation – Stock Compensation. The Company recognizes forfeitures as they occur. The share-based compensation expenses have been categorized as either general and administrative expenses or selling and marketing expenses, depending on the job functions of the grantees.

The Company’s share-based compensation awards are expected to be settled through transfers of existing shares of common stock held by the controlling shareholder, rather than through the issuance of new shares by the Company. The underlying shares of common stock are included in issued and outstanding shares as of the balance sheet date; accordingly, such settlement is not expected to increase the Company’s total issued and outstanding shares.

Employees’ share-based awards and non-employees’ share-based awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) using graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period.

The Company employs discounted cash flow method to determine the fair value of the Company’s share-based compensation arrangements, where the key valuation variables include risk free rate, discount rate, and perpetual rate.

aa. Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in consolidated financial statements for details on the Company’s business segments.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s CODM is the chief executive officer. The CODM regularly reviews consolidated operating results and reviews consolidated revenues and net loss when making decisions about allocating resources and assessing performance of the segment, and hence, the Company has only one reportable segment. Therefore, as the Company has determined it operates as a single reportable segment, the CODM assesses the Company’s performance and results of operations on a consolidated basis.

bb. Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

cc. Comprehensive loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

2. Summary of significant accounting policies (Continued)

dd. Loss per share

Basic net loss per share of common stock attributable to common shareholders is calculated by dividing net loss attributable to common shareholders by the weighted-average shares of common stock outstanding for the period. Potentially dilutive shares, which are based on the weighted-average shares of common stock underlying outstanding share-based awards or options using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net income per share of common stock attributable to common shareholders when their effect is dilutive.

Diluted net loss per share attributable to common shareholders is computed by adjusting the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential common stock equivalents. These potential shares are included in the diluted earnings per share calculation only when their effect is dilutive.

In periods where the Company reports a net loss, diluted net loss per share is calculated in the same manner as basic net loss per share because the inclusion of any potential common stock would have an anti-dilutive effect. The Company had no potential common stock equivalents outstanding during the periods presented. Consequently, no potential common stock equivalents were included in the calculation for the years in which a net loss was incurred.

ee. Dividends

Dividends are recognized when declared. No dividends were declared for the year ended June 30, 2025 and 2026, respectively. The Company does not have any present plan to pay any dividends on its common stock in the foreseeable future. The Company currently intends to retain the available funds and any future earnings to operate and expand its business.

ff. Emerging growth company

The Company intends to operate as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until such time as those standards would apply to private companies. The Company elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

gg. Recently accounting pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires entities to make incremental income tax disclosures on an annual basis. The amendments require that public business entities disclose specific categories in the rate reconciliation and provide additional information for reconciling items meeting a quantitative threshold. The amendments also require disclosure of income taxes paid to be disaggregated by jurisdiction, and the disclosure of income tax expense disaggregated by federal, state, and foreign. Amendments are effective for annual periods beginning after December 15, 2025 and thereafter, with early adoption permitted. The Company is currently evaluating the impact of the new accounting pronouncements or guidance on the consolidated financial statements. The Company will adopt this ASU for the fiscal year beginning July 1, 2026.

2. Summary of significant accounting policies (Continued)

gg. Recently accounting pronouncements (Continued)

In July 2025, the FASB issued Accounting Standards Update (ASU) No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendment provides (1) all entities with a practical expedient to assume that current conditions as of the balance sheet date do not change for the remaining life of the assets and (2) entities other than public business entities with an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606. This guidance is effective for annual reporting periods beginning after December 15, 2025 and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of the new accounting pronouncements or guidance on the consolidated financial statements. The Company will adopt this ASU for the fiscal year beginning July 1, 2026.

In November 2024, the FASB issued ASU 2024-03 “Income Statement—Reporting comprehensive (loss) income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). The amendments in this update intend to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling, general and administrative expenses, and research and development). ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact from the adoption of this ASU on its consolidated financial statements. The Company will adopt this ASU for its annual report for the fiscal year beginning July 1, 2027 and for interim reports for periods beginning July 1, 2028.

In January 2025, the FASB issued Accounting Standards Update (ASU) No. 2025-01, Income Statement — Reporting comprehensive (loss) income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The amendment clarifies the effective date of ASU No. 2024-03 that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently evaluating the impact of the above new accounting pronouncements or guidance on the consolidated financial statements. The Company will adopt this ASU for its annual report for the fiscal year beginning July 1, 2027 and for interim reports for periods beginning July 1, 2028.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Software Costs (“ASU 2025-06”), which amends certain aspects of the accounting for and disclosure of internal-use software costs. ASU 2025-06 is effective for annual reporting periods beginning with the year ending December 31, 2028, with early adoption permitted. The Company is currently evaluating the impact of the above new accounting pronouncements or guidance on the consolidated financial statements. The Company will adopt this ASU for the fiscal year beginning July 1, 2028.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the balance sheets, statements of income and comprehensive loss and cash flows.

3. Concentration and risk

Custodian Risk

The Company’s crypto assets are held exclusively with a single third-party custodian. Custodian risk refers to the potential loss, theft, or misappropriation of the Company’s assets held with its sole third-party custodian, due to the custodian’s operational failures, cybersecurity breaches, or financial difficulties experienced by the third-party custodian. The Company periodically monitor the financial health, insurance coverage, and security measures of the Company’s custodians, reliance on such third parties inherently exposes the Company to risks that the Company cannot fully mitigate.

3. Concentration and risk (Continued)

Concentration of credit risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and refundable deposits receivable. The Company performs ongoing credit evaluations of the customers’ financial condition and maintains an allowance for potential credit losses. This allowance consists of an amount identified for specific customers and an amount based on overall estimated exposure. The Company’s overall estimated exposure excludes amounts covered by credit insurance.

Concentration of customers

The Company’s revenue was concentrated among a limited number of customers during the periods presented. The following table summarized customers with greater than 10% of the total revenue:

	For the
	years ended June 30,
	2025	2026
Customer A	14.0%	**
Customer B	12.5%	**
Customer C	10.2%	20.1%
Customer D	**	19.2%

**:	less than 10%

The Company’s account receivable was concentrated among a limited number of customers during the periods presented. The following table summarized customers with greater than 10% of the total account receivable:

	As of June 30,
	2025	2026
Customer D	**	10.2%
Customer E	42.7%	**
Customer F	38.3%	**
Customer G	19.0%	**
Customer H	*	43.7%
Customer I	**	12.8%

*:	nil, new customer for the year ended June 30, 2026
**:	less than 10%

3. Concentration and risk (Continued)

Concentration of suppliers

The Company’s purchases was concentrated among a limited number of suppliers during the periods presented. The following table summarized suppliers with greater than 10% of the total purchase:

	For the years ended June 30,
	2025	2026
Supplier A	41.4%	**
Supplier B	31.7%	31.0%
Supplier C	18.4%	28.0%
Supplier D	*	18.4%
Supplier E	*	11.4%

*:	nil, new supplier for the year ended June 30, 2026
**:	less than 10%

The Company’s account payable was concentrated among a limited number of suppliers during the periods presented. The following table summarized suppliers with greater than 10% of the total account payable:

	As of June 30,
	2025	2026
Supplier F	54.9%	**
Supplier G	32.3%	**
Supplier C	12.1%	77.3%
Supplier B	**	12.4%
Supplier E	**	10.3%

**:	less than 10%

4. Fair value measurements

As of June 30, 2025 and 2026, information about inputs into the fair value measurement of the Company’s assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

	Fair value measurement at reporting date using
Description	Fair value as of June 30, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Simple agreements for future equity(1)	$18,243,885	$-	$-	$18,243,885
Other payable related to the equity option(2)	53,333	-	-	53,333

	Fair value measurement at reporting date using
Description	Fair value as of June 30, 2026	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Simple agreements for future equity(1)	$29,121,268	$-	$-	$29,121,268
Other payable related to the equity option(2)	53,333	-	-	53,333

(1)

The Company classifies its SAFEs as financial liabilities measured at fair value. The value of these agreements depends significantly on future financing activities, liquidity events, or other material milestones, and their valuation relies on significant inputs that are not observable in the public market. Accordingly, they are classified within Level 3 of the fair value hierarchy.

The fair value measurement is based on an integrated framework combining scenario analysis and financial instrument decomposition (i.e. Bond Plus Call Method). As of June 30, 2026, the proceeds of the SAFEs on the date of issuance were $14,092,500. The details of significant unobservable inputs can refer to Note 8-Simple Agreements for Future Equity for further details.

(2)	Equity options. On May 9, 2023, the Company entered into an agreement with a third-party service provider (the “Service Provider”). The Service Provider received a freestanding equity-linked right exercisable, at the Service Provider’s option, upon the closing of the Company’s next qualified equity financing. The right provides the ability to subscribe for up to the value of $200,000 at a 25% discount price per share on the grant date. The equity option is remeasured at fair value at each reporting date, with changes in fair value recognized in earnings. As of June 30, 2025 and 2026, the fair value of the equity option was $53,333, and no gain or loss from changes in fair value was recognized for the periods presented. The fair value measurement of the equity option is categorized within Level 3 of the fair value hierarchy and was determined using a scenario-based analysis, which incorporates significant unobservable inputs and management judgment regarding the probability and timing of potential future financing outcomes.

5. Crypto assets

The Company uses crypto assets like USDT and USDC as medium of exchange for collecting and settling business-related payments and for receiving investment proceeds. As of June 30, 2025 and 2026, the Company held nil and $2,160,746 of USDT and USDC, respectively.

The Company commenced the use of crypto assets in December 2025. The movements in digital assets and USDC for the year ended June 30, 2026 are set out below:

	USDT	USDC
Balance as of June 30, 2025	$-	$-
Additions(i)	991,601	6,275,251
Disposals - sold for US dollars	(596,852)	(809,669)
Disposals(ii)	(394,749)	(3,304,836)
Balance as of June 30, 2026	$-	$2,160,746

(i)	The Company acquired a total of 991,601 USDT at a cost of $991,601 from revenues and other current assets. The Company acquired a total of 6,275,251 USDC at a cost of $ 6,275,251 from revenues, USDC rewards, other current assets and investment proceeds from SAFEs.
(ii)	The Company uses digital assets and USDC to settle professional services fees and other expenditures, and any digital assets held may be converted into USDC, as needed.

The Company’s balances related to digital assets are USD-pegged stablecoins. No fair value gain or loss on digital assets was recognized for the year ended June 30, 2026 considering the low volatility in the fair value of USDT during the year ended June 30, 2026.

The following table summarizes other operating activities settled in digital assets and USDC:

For the year ended June 30, 2026
Revenue	$(2,798,918)
Other receivables	(1,452,102)
Cost and expenses	3,699,585
USDC rewards	(15,832)
Total operating activities settled in digital assets and USDC	$(567,267)

6. Accounts receivable

Accounts receivable consisted of the following:

	As of June 30,
	2025	2026
Accounts receivable	$152,536	$1,145,232
Less: allowance for credit losses	-	(38,022)
Accounts receivable, net	$152,536	$1,107,210

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for credit losses for expected losses over the life of the accounts receivable using the current expected credit loss methodology. The Company determines the allowance based on historical loss experience, current conditions, and reasonable and supportable forecasts.

For the years ended June 30, 2025 and 2026, the movement of allowance for expected credit losses were as below:

	For the years ended June 30,
	2025	2026
Balance at beginning of the year	$-	$-
Addition	-	38,022
Balance at end of the year	$-	$38,022

7. Equipment, net

Equipment, net consisted of the following:

	As of June 30,
	2025	2026
Equipment	$29,944	$29,198
Total	29,944	29,198
Less: accumulated depreciation	(10,344)	(16,358)
Net carrying amount	$19,600	$12,840

Depreciation expenses for the years ended June 30, 2025 and 2026 were $6,234 and $6,760, respectively.

8. Simple agreements for future equity

The Company has entered into SAFEs with various investors that were classified as liabilities on the Company’s balance sheets and accounted for at fair value, subject to remeasurement each reporting period. SAFEs have no maturity date, does not bear any interest and provides the investor with the right to convert into a variable number of shares of future equity in the Company at the stated conversion amount, if certain events or conditions are triggered.

During the period from October 2022 through June 30, 2026, the Company entered into Simple Agreements for Future Equity with third-party investors, receiving aggregate gross proceeds of $14,092,500. For the years ended June 30, 2025 and 2026, the Company received SAFEs proceeds of $4,307,500 and $3,500,000, respectively. No issuance costs were incurred in connection with these arrangements.

On August 27, 2026, the Company consummated the Business Combination contemplated by the Agreement and Plan of Merger dated January 11, 2026. Upon the De-SPAC closing, all outstanding SAFEs of the Company were cancelled and converted into the right to receive shares of PubCo Class A common stock based on the applicable SAFE holders’ implied ownership percentages. The shares of PubCo Class A common stock received in connection with the SAFE conversion constituted full satisfaction of their rights under the applicable SAFEs and were subject to a six-month lock-up period following the Closing Date. No additional cash consideration was payable upon such conversion.

The SAFEs agreements grant investors the right to participate in the Company’s future equity financing events. The agreements contain various conversion and redemption provisions, including conversion upon an equity financing event, as well as settlement in the event of a liquidity event or dissolution of the Company. Key terms of the SAFEs are as follows:

Equity Financing – Upon the occurrence of an equity financing event, the SAFE instruments convert into shares of the Company’s Standard Preferred shares as follows:

(i)	Price-based SAFEs: each SAFEs automatically converts into a greater of (a) the number of shares of preferred shares equal to SAFEs purchase amount divided by the lowest price per share paid for the standard preferred shares or (b) the number of shares of preferred shares equal to the SAFEs purchase amount divided by the SAFEs price.

●	“SAFEs price” is calculated by dividing a fixed post-money valuation cap by the Company capitalization, a defined term that includes all outstanding equity and convertible instruments.

●	“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred share at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

(ii)	Fixed-percentage SAFEs: on the initial closing of such Equity Financing, the SAFE automatically converts into that number of shares of the Standard Preferred Share representing a fixed percentage of total issued and outstanding shares of the Company immediately after the Closing.

Not all SAFEs agreements contain the equity financing conversion provision described above. Certain SAFEs are structured without an Equity Financing conversion feature and are generally settled only upon a Liquidity Event or a Dissolution Event (as defined in the respective SAFEs agreements). The Company considered the contractual terms of the SAFEs, including whether an Equity Financing conversion feature is present and the settlement provisions upon a Liquidity Event or a Dissolution Event, in the valuation and measurement of these instruments. As of June 30, 2026, SAFEs with an aggregate purchase amount of $13,632,500 include an Equity Financing conversion feature, while SAFEs with an aggregate purchase amount of $460,000 do not include this feature and are generally settled only upon a Liquidity Event or a Dissolution Event, in accordance with their terms.

The Company does not have any preferred shares outstanding as of the date these consolidated financial statements are issued; therefore, an equity financing event has not been triggered.

8. Simple agreements for future equity (Continued)

Liquidity Event – If there is a liquidity event before the conversion of each SAFE, the holder of each SAFEs will automatically be entitled to the greater of (i) SAFEs purchase amount, or (ii) the amount payable on the number of shares of common stock equal to the purchase amount divided by the Liquidity Price.

●	“Liquidity Price” is calculated by dividing the post-money valuation cap by the separately defined capital base, referred to as “liquidity capitalization” in the SAFEs agreements.

●	“Liquidity Event” means a change of control, a direct Listing or an initial public offering.

Dissolution Event – If there is a dissolution event before the conversion of each SAFE, the holder of each SAFEs will automatically be entitled to receive a portion of proceeds equal to SAFEs purchase amount.

The Company classifies its SAFEs as financial liabilities measured at fair value. Since the value of these instruments depends on significant unobservable inputs, including future financing activities and liquidity events, they are classified as Level 3 within the fair value hierarchy.

The fair value measurement utilizes a combined scenario analysis and financial instrument decomposition approach. Based on management’s assessment of the Company’s prospects, probability distributions are assigned to potential settlement-triggering events. Valuation is performed using a “debt plus option” model: the debt component is valued using a discounted cash flow method with key assumptions including expected settlement timing, risk-free interest rate, and credit spread; the embedded conversion right is treated as a call option and valued using the Black-Scholes model, with key inputs including the fair value of common stock, expected term, and volatility. The overall fair value represents the probability-weighted sum across all scenarios, supported by an independent third-party valuation specialist.

As of June 30, 2025 and 2026, the SAFE liabilities were measured at fair value using the above Level 3 methodology. Significant unobservable inputs—including timing of events, volatility, and credit spreads—are based on management’s reasonable estimates as of each valuation date.

Major valuation inputs adopted in the valuation of the SAFE Instruments are as follows:

	As of June 30,
	2025	2026
Volatility(1)	78.6%	88.7%
Risk-free rate(2)	4.0%	3.9%
Credit spread(3)	8.9%	9.7%
Discount rate(4)	12.8%	13.6%
Dividend yield(5)	0.0%	0.0%

(1)	Volatility: Derived with reference to historical price volatility of comparable companies
(2)	Risk-free rate: Derived with reference to U.S. sovereign bond yield
(3)	Credit spread: Risk premium over the risk-free rate, derived with reference to the spread of CCC rated bonds
(4)	Discount rate: Sum of risk-free rate and credit spread
(5)	Dividend yield: Derived with reference to historical dividend record of the Company

8. Simple agreements for future equity (Continued)

The following tables set forth a summary of the activity of the SAFE liabilities, respectively, which represents a recurring fair value measurement at the end of each reporting period:

Amount
Balance at June 30, 2024	$9,321,564
Issuance of simple agreements for future equity	4,307,500
Change in fair value	4,614,821
Balance at June 30, 2025	$18,243,885
Issuance of simple agreements for future equity	3,500,000
Change in fair value	7,377,383
Balance at June 30, 2026	$29,121,268

9. Income taxes

Exascale Labs Inc. is incorporated in the State of Delaware and is subject to U.S. federal income tax and Delaware corporate income tax, as well as income taxes in other jurisdictions where it conducts business. The statutory corporate income tax rate is 21% for U.S. federal purposes. Delaware imposes a corporate income tax at a rate of 8.7% on corporate taxable income. In addition, the Company is subject to state and local income taxes in other states in which it operates, calculated under applicable state law using apportionment methods (or similar rules) that allocate income among jurisdictions based on factors such as sales.

In addition, the Company files income or franchise tax returns in various other U.S. states and is subject to the applicable statutory tax rates in each jurisdiction based on income apportioned to those states.

Evana Alpha Pte. Ltd. is incorporated in Singapore and is subject to the statutory corporate income tax rate of 17%.

The current and deferred components of income tax expense reflected in the statements of operations and comprehensive loss were nil for the year ended June 30, 2025 and 2026.

The following table reconciles the statutory rate to the Company’s effective tax rate. The effective tax rate reconciliation is based on the U.S. federal statutory rate of 21%.

	For the years ended June 30,
	2025	2026
US Statutory income tax rate	21.0%	21.0%
State income tax	8.7%	2.3%
Tax differences from other jurisdictions	-	(0.4)%
R&D expense super deduction		(2.7)%
Change in fair value of simple agreements for future equity	(17.9)%	(9.0)%
Change in valuation allowance	(11.8)%	(11.2)%
Effective income tax rate	-	-

The Company’s effective income tax rate was 0% for both years ended June 30, 2025 and 2026. This is primarily attributable to the recognition of a full valuation allowance against the net deferred tax assets, as the Company has concluded that it is not more likely than not that these assets will be realized in the foreseeable future. Accordingly, no tax benefit has been recognized for the losses incurred during these periods.

9. Income taxes (Continued)

The principal components of deferred tax assets and deferred tax liabilities were as follows:

	As of June 30,
	2025	2026
Deferred tax assets
Net operating loss carry forward	$1,652,998	$2,679,040
R&D expense super deduction	-	322,388
Bad provision	-	7,985
Total deferred tax assets	1,652,998	3,009,413
Less: valuation allowance	(1,652,998)	(3,009,413)
Total deferred tax assets, net	$-	$-

The changes in valuation allowance for the years ended June 30, 2025 and 2026 were as follows:

	For the years ended June 30,
	2025	2026
Balance at the beginning of the year	$(748,679)	$(1,652,998)
Additions	(904,319)	(1,356,415)
Balance at the end of the year	$(1,652,998)	$(3,009,413)

As of June 30, 2025 and 2026, Exascale Labs Inc. had net operating loss carryforwards (“NOLs”) of $5.6 million and $9.9 million for U.S. federal income tax purposes and $5.6 million and $6.1 million for state income tax purposes. The federal NOLs do not expire but are subject to an annual deduction limit of 80% of taxable income. The Company’s NOLs can be carried forward to offset current year profit for Delaware and California corporate income tax purposes, subject to certain limitations.

Evana Alpha Pte. Ltd. had NOLs of $0.4 million for the year ended June 30, 2026. Under Singapore tax rules, the company’s unutilized tax losses and capital allowances may be carried forward indefinitely, subject to the shareholding and same business tests (generally requiring at least 50% shareholder continuity). Current-year losses may also be carried back up to SGD 100,000.

The Company recognizes deferred tax assets if it is more likely than not that those deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income in assessing the need for a valuation allowance to reduce deferred tax assets to their estimated realizable value. Realization of the Company’s deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

The Company had no unrecognized tax benefits as of June 30, 2025 and 2026. The Company currently files income tax returns in the U.S., as well as Delaware. All tax years are open for examination. The Company currently has no federal or state tax examinations in progress.

10. Share-based compensation

For the years ended June 30, 2025 and 2026, total share-based compensation expenses recognized were $153,266 and nil, respectively.

(1)	Employee

On January 6, 2025, with the approval from the Board of the Company, an employee was granted equity award from inception of the employment agreement, which represented 0.1% of the Company’s total shares outstanding at issuance date (the “0.1% Award”, i.e., 1.5 shares). The equity award had a vesting period of 24 months after grant, but with no requisite service period. Alongside the employee’s separation in September 2025, the equity award remained its vesting pace under the 24-month vesting schedule. As of June 30, 2026, 1.125 shares of the Company were vested, with remaining 0.375 shares unvested.

(2)	Non-employee

On December 2, 2024, with the approval from the Board of the Company, a contractor was granted equity award from inception of the contractor agreement representing 0.053333% of the Company’s total shares outstanding at issuance date (“0.05% Award”, i.e., 0.8 shares). The equity award had a vesting period of 24 months after grant, with half vested as of April 1, 2025 and remaining as of November 1, 2026, but with no requisite service period. As of June 30, 2026, the first half of the equity award had been vested, the remaining half had been outstanding.

The Company’s share-based compensation awards are expected to be settled through transfers of existing shares of common stock held by the controlling shareholder, rather than through the issuance of new shares by the Company. The underlying shares of common stock are included in the issued and outstanding shares as of the balance sheet date; accordingly, such settlement is not expected to increase the Company’s total issued and outstanding shares. The vested shares are not recorded in the individual names of the holders on the Company’s shares ledger, but held by the controlling shareholder on their behalf, mainly due to the plan to a direct register of shares under the listed company during De-SPAC transaction. The Company, as well as the controlling shareholder deemed the grant as the time when the employee and non-employees are entitled to economic benefits and risks of the subsequent changes in fair value of the granted shares accordingly to the agreed vesting period.

11. Related party transactions

Hoansoo Lee serves as the Company’s Chief Executive Officer and Chief Financial Officer. The Company has entered into a consulting services agreement with Hoansoo Lee, pursuant to which Hoansoo Lee provides strategic consulting and advisory services to the Company.

For the years ended June 30, 2025 and 2026, the Company incurred consulting service fees of $100,150 and $27,000, respectively. As of June 30, 2025 and 2026, there were no outstanding balances payable to Hoansoo Lee as all amounts had been fully settled during the respective periods.

12. Basic and diluted net loss per share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260, “Earnings Per Share” on computation of earnings per share for the years ended June 30, 2025 and 2026 as follows:

	For the years ended June 30,
	2025	2026
Net loss attributable to common shareholders	$(7,659,667)	(12,162,391)

Denominator:
Weighted-average shares of common stock outstanding(i)	1,500	1,500
Basic and diluted loss per share	$(5,106.44)	(8,108.26)

(i)	In January 2026, the Company adopted an Amended and Restated Certificate of Incorporation, which established a dual-class common stock structure. Under this new structure, the Company’s equity is divided into 303 shares of Class A common stock and 1,197 shares of Class B common stock, which are entitled to one (1) vote and twenty (20) votes per share, respectively. Despite the differential in voting power, Class A common stock and Class B common stock rank pari passu in all other respects, sharing ratably in dividends and any distributions upon liquidation.
(ii)	For the fiscal years ended June 30, 2026 and 2025, diluted net loss per share was calculated in the same manner as basic net loss per share because there were no potential common stock equivalents outstanding during the periods presented.

13. Segment information

The Company manages its business in a centralized manner and operates as a single segment and accordingly has only one operating and reportable segment, the provision of GPU computing platform services. The Company’s Chief Executive Officer serves as the CODM. The CODM regularly reviews entity-wide operating results and reviews consolidated revenues and net loss as reported in the statement of operations and comprehensive loss when making decisions about allocating resources and assessing performance of the segment, and hence, the Company has only one reportable segment.

The primary measures of segment revenue and profitability for the Company’s operating segment are considered to be consolidated revenue and net loss. The CODM uses consolidated revenue to assess market performance and growth, and net loss to evaluate segment profitability and cost management. Both measures are used together to allocate resources, including employee or capital resources. Significant expense categories regularly provided to and reviewed by the CODM include those presented in the statements of operations and comprehensive loss as well as disaggregated expenses of staff costs and employee benefits, professional service expenses, share-based compensation, and other general and administrative expenses.

13. Segment information (Continued)

The following table presents the segment information of the Company for the measurement of segment profitability for the years ended June 30, 2025 and 2026:

	For the years ended June 30,
	2025	2026
Revenues	$7,015,512	$14,822,799
Cost of revenues	(5,910,315)	(12,404,546)
Gross profit	$1,105,197	$2,418,253
Research and development expenses
– Outsourcing research and development expenses	(2,787,346)	(4,079,430)
– Computing power costs and others	(10,560)	(1,410,755)
Selling and marketing expenses
– Staff costs, employee benefits and office expenses	(835,889)	(499,392)
– Share-based compensation	(153,266)	-
General and administrative expenses
– Staff costs, employee benefits and Others	(328,662)	(444,259)
– Professional service expenses	(34,320)	(785,257)

Loss from operations	$(3,044,846)	$(4,800,840)
Change in fair value of simple agreements for future equity	(4,614,821)	(7,377,383)
Other income	-	15,832
Income tax expenses	-	-

Net loss	$(7,659,667)	$(12,162,391)

Substantially all of the Company’s long-lived assets are located in the United States. The following table presents the Company’s revenue from major geographical areas for the periods indicated.

	For the years ended June 30,
	2025	2026
Hong Kong	$600,000	$4,539,901
United States of America	2,085,579	3,913,744
Canada	1,443,306	3,679,780
Singapore	2,484,905	2,023,271
United Kingdom	391,722	666,103
Others	10,000	-
Total	$7,015,512	$14,822,799

14. Commitments and contingencies

From inception to date, the Company has not been a party to any legal proceedings, claims, or disputes arising in the ordinary course of business. As of June 30, 2026, the Company had no outstanding litigation, and there were no commitments or contingencies that management believes would have a material effect on the consolidated financial statements.

15. Subsequent events

The Company evaluated all events and transactions that occurred after June 30, 2026, up through September 28, 2026, which is the date that these consolidated financial statements are issued, unless as disclosed elsewhere and below, no other material subsequent events occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

SAFEs

From July 1, 2026 to September 28, 2026, an investor provided $1.0 million to the Company in the form of a SAFE.

Convertible Loan

On July 16, 2026, the Company, as lender, entered into a convertible loan agreement with a third party in the principal amount of approximately $1.5 million. The full loan amount was disbursed in July 2026.

Business combination and Conversion of SAFEs instruments

On August 27, 2026, Exascale Labs Holdings Inc. consummated the transactions contemplated by the Agreement and Plan of Merger dated January 11, 2026, by and among BCAR, PubCo, Merger Sub and the Company (the “Business Combination”).

Prior to the Acquisition Merger, BCAR completed its domestication from the British Virgin Islands to Delaware by merging with and into PubCo, with PubCo surviving as a Delaware corporation. In connection with the Domestication Merger, PubCo changed its name from “D. Boral ARC Merger Corporation” to “Exascale Labs Holdings Inc.” Following the Domestication Merger, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of PubCo.

In connection with the Acquisition Merger, the outstanding equity interests of the Company were cancelled and converted into shares of PubCo common stock. The outstanding SAFEs of the Company were cancelled and converted into the right to receive shares of PubCo Class A common stock based on the applicable SAFE holders’ implied ownership percentages. The shares of PubCo Class A common stock received in connection with the SAFE conversion constituted full satisfaction of their rights under the applicable SAFEs and were subject to a six-month lock-up period following the Closing Date.

Upon the closing of the Business Combination, the Company’s former securityholders received an aggregate of 19,354,261 shares of PubCo Class A common stock and 30,645,739 shares of PubCo Class B Common stock, representing aggregate merger consideration of $500.0 million based on a deemed value of $10.00 per share. The Class B Common stock have 20 votes per share, while the Class A common stock have one vote per share.

The Business Combination was accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer and BCAR identified as the accounting acquiree for financial reporting purposes.

The Class A common stock and warrants of PubCo commenced trading on Nasdaq on August 28, 2026 under the symbols “XLAB” and “XLABW,” respectively.

15. Subsequent events (Continued)

Non-Binding Memorandum of Understanding for Potential Data Center Collaboration

On July 21, 2026, the Company entered into a non-binding memorandum of understanding with a third party to explore the joint development and commercialization of multiple data centers in Japan with an aggregate targeted capacity of at least 20 MW, including the potential deployment of the Company’s GaaS and cluster management solutions on the third party’s infrastructure. The memorandum of understanding is not legally binding, other than with respect to customary confidentiality and termination provisions, and does not obligate either party to enter into a definitive agreement, and there can be no assurance that any transaction or definitive agreement will be consummated.

Compute Service Agreement for GPU Capacity

On July 15, 2026, the Company entered into a Compute Service Agreement with a third party to secure GPU compute capacity of approximately 4,000 PFLOPS (FP16) over a three-year term, for total contracted service fees of approximately $71 million. As of the date of this report, service delivery under the agreement has not commenced and no payment obligations have arisen.